As filed with the Securities and Exchange Commission on June 29, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CONCEPTUS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3170244
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

1021 Howard Avenue
San Carlos, California 94070
(650) 628-4700
(Address of Principal Executive Offices including Zip Code)

THE CONCEPTUS, INC.
AMENDED AND RESTATED 2001 EQUITY INCENTIVE PLAN
THE CONCEPTUS, INC.
1995 EMPLOYEE STOCK PURCHASE PLAN
(Full Title of the Plan)

Mark Sieczkarek
President and CEO
Conceptus, Inc.
1021 Howard Avenue
San Carlos, California 94070
(650) 628-4700

(Name and Address and Telephone Number,
Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
	to be	Offering Price Per	Aggregate Offering	Registration
	Registered (3)	Share (4)	Price (4)	Fee
Common stock, par value $0.003 per share, issuable pursuant to the Conceptus, Inc. Amended and Restated 2001 Equity Incentive Plan (1)	500,000	$11.51	$5,755,000	$729.16
Common stock, par value $0.003 per share, issuable pursuant to the Conceptus, Inc. 1995 Employee Stock Purchase Plan (2)	150,000	$11.51	$1,726,500	$218.75
Preferred share purchase rights	650,000	(5)	(5)	(5)

(1)	The Conceptus, Inc. Amended and Restated 2001 Equity Incentive Plan (the “2001 Plan”) authorizes the issuance of a maximum of 2,500,000 shares, of which 500,000 of the authorized shares are being registered hereunder.

(2)	The Conceptus, Inc. 1995 Employee Stock Purchase Plan (the “ESPP”) authorizes the issuance of a maximum of 350,000 shares, of which 150,000 of the authorized shares are being registered hereunder.

(3)	This registration statement shall also cover any additional shares of common stock which become issuable under the 2001 Plan and the ESPP by reason of any stock dividend, stock split, recapitalization or similar transaction, effected without the Registrant’s receipt of consideration, which would increase the number of outstanding shares of common stock.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) for the shares available for future grant under the 2001 Plan and the ESPP, based on the average of the high and low sales prices of the Registrant’s Common Stock as reported on the Nasdaq National Market on June 24, 2004.

(5)	Preferred share purchase rights are attached to and trade with the common stock of Conceptus, Inc. The value attributable to such rights, if any, is reflected in the market price of the Registrant’s Common Stock.

PART I
PART II
Item 3. Incorporation of Documents by Reference
Item 8. Exhibits
SIGNATURES
INDEX TO EXHIBITS
EXHIBIT 4.4
EXHIBIT 5.1
EXHIBIT 23.1

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement on Form S-8 (by incorporation, by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

          By a registration statement on Form S-8 filed with the Commission on June 15, 2001, Registration No. 333-63070 (the “First 2001 Plan Registration Statement”), the Registrant registered 1,000,000 shares of its Common Stock issuable under the Conceptus, Inc. 2001 Equity Incentive Plan (as amended from time to time, the “2001 Plan”). By a registration statement on Form S-8 filed with the Commission on July 30, 2002, Registration No. 333-97369 (the “Second 2001 Plan Registration Statement”), the Registrant registered an additional 1,000,000 shares of Common Stock issuable under the 2001 Plan. In April 2004, the Registrant’s Board of Directors authorized the amendment of the Plan to, among other things, increase the number of shares of Common Stock issuable thereunder by 500,000 shares to a total of 2,500,000 shares, which amendment was approved by the Registrant’s stockholders on June 1, 2004. The Registrant is hereby registering an additional 500,000 shares of Common Stock issuable under the 2001 Plan.

          By a registration statement on Form S-8 filed with the Commission on April 26, 1996, Registration No. 333-4186, as amended by Post-Effective Amendment No. 1 on Form S-8 POS, filed with the Commission on June 26, 1997 (collectively, the “First ESPP Registration Statement”), the Registrant registered 200,000 shares of its Common Stock issuable under the Conceptus, Inc. Employee Stock Purchase Plan (as amended from time to time, the “ESPP”). In March 2004, the Registrant’s Board of Directors authorized the amendment of the ESPP to, among other things, increase the number of shares of Common Stock issuable thereunder by 150,000 shares to a total of 350,000 shares, which amendment was approved by the Registrant’s stockholders on June 1, 2004. The Registrant is hereby registering an additional 150,000 shares of Common Stock issuable under the ESPP.

          Pursuant to General Instruction E of Form S-8, the contents of the First 2001 Plan Registration Statement, the Second 2001 Plan Registration Statement and the First ESPP Registration Statement are incorporated by reference herein with such modifications as are set forth below.

Item 3. Incorporation of Documents by Reference

          The following documents filed by the Registrant with the Commission are incorporated herein by reference:

     (a) Conceptus’ Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 000-27596) (including information specifically incorporated by reference in the Registrant’s Form 10-K from the Registrant’s Definitive Proxy Statement for its 2004 Annual Meeting of Stockholders filed with the Commission on April 29, 2004 and in Conceptus’ Annual Report on Form 10-K/A for the year ended December 31, 2003 filed with the Commission on April 30, 2004), filed with the Commission on March 15, 2004;

     (b) Conceptus’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (File No. 000-27596), filed with the Commission on May 10, 2004;

     (c) Conceptus’ Current Reports on Form 8-K, filed with the Commission on February 11, 2004, February 26, 2004, March 1, 2004, March 5, 2004, April 6, 2004, April 21, 2004, April 22, 2004, and June 17, 2004;

     (d) The description of the Conceptus common stock, par value $0.003 per share, contained in the Registrant’s registration statement on Form 8-A (File No. 000-27596), filed with the Commission on December 26, 1995; and

     (e) The description of the preferred share purchase rights contained in the Registrant’s registration statement on Form 8-A (File No. 000-27596), filed with the Commission on February 28, 1997.

          In addition, all documents filed by Conceptus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 8. Exhibits

          See the Exhibit Index on Page 5.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Carlos, State of California, on June 29, 2004.

Conceptus, Inc.

/s/ Mark Sieczkarek

Mark Sieczkarek, President and Chief Executive Officer

          Each person whose signature appears below constitutes and appoints Mark Sieczkarek and Greg E. Lichwardt, and each of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date
/s/ Kathryn Tunstall Kathryn Tunstall	Chairman of the Board of Directors	June 29, 2004
/s/ Mark Sieczkarek Mark Sieczkarek	President and Chief Executive Officer (Principal Executive Officer)	June 29, 2004
/s/ Gregory E. Lichtwardt Gregory E. Lichtwardt	Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	June 29, 2004
/s/ Marie-Helene Plais-Cotrel Marie-Helene Plais-Cotrel	Director	June 29, 2004
/s/ Florence Comite, M.D. Florence Comite, M.D.	Director	June 29, 2004
/s/ Robert V. Toni Robert V. Toni	Director	June 29, 2004

Signature	Title	Date
/s/ Peter L. Wilson Peter L. Wilson	Director	June 29, 2004
/s/ Michael W. Baker Michael W. Baker	Director	June 29, 2004
/s/ Thomas F. Bonadio Thomas F. Bonadio	Director	June 29, 2004

INDEX TO EXHIBITS

EXHIBIT

4.1	Conceptus, Inc. Amended and Restated 2001 Equity Incentive Plan (1)

4.2	Amendment to Amended and Restated 2001 Equity Incentive Plan (1)

4.3	Conceptus, Inc. 1995 Employee Stock Purchase Plan (1)

4.4	First Amendment to Conceptus, Inc. 1995 Employee Stock Purchase Plan

4.5	Second Amendment to Conceptus, Inc. 1995 Employee Stock Purchase Plan (1)

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

(1)	Incorporated by reference to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 000-27596) filed with the Commission on April 29, 2004.